Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Article I

Stockholders Meetings

1.1 Annual Meeting. The annual meeting of the stockholders shall be held on the fourth Thursday in May of each year at 9:00 a.m., Pacific time, unless a different date or time is fixed by the board of directors and stated in the notice of the meeting.

1.2 Special Meetings. Special meetings of the stockholders, for any purposes, unless otherwise prescribed by statute, may be called by the board of directors. The board of directors shall have the sole power to determine the date and time for any special meeting of stockholders and to set a record date for the determination of stockholders entitled to vote at the meeting.

1.3 Place of Meetings. Meetings of the stockholders shall be held at any place in or out of Delaware designated by the board of directors.

1.4 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the corporation’s notice of meeting or any supplement to the corporation’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder of the corporation who (A) was a stockholder of record of the corporation when the notice provided for in this section 1.4 is delivered to the secretary of the corporation, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (a) in this section 1.4.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this section 1.4, the stockholder must have given timely notice of the nomination or other business in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action as determined by the board of directors. To be timely, a notice shall be delivered to the secretary at the principal executive offices of the corporation at least 90 days, and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the stockholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the corporation). The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The stockholder’s notice shall set forth the information required by paragraph (c) of this section 1.4.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this section 1.4 to the contrary, if the number of directors to be elected to the board of directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this section 1.4 shall also be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the secretary at the principal executive offices of the corporation not later than 10 days following the day on which the public announcement is first made by the corporation.

(b) Special Meetings of Stockholders.

(1) The only business that may be conducted at a special meeting of stockholders is the business described in the corporation’s notice of meeting. If directors are to be elected at a special meeting, nominations of persons for election to the board of directors may be made at a special meeting of stockholders only (i) by or at the direction of the board of directors or the chairman of the board or (ii) by any stockholder of the corporation who (A) is a stockholder of record at the time the notice provided for in this section 1.4(b) is delivered to the secretary of the corporation, (B) is entitled to vote at the special meeting and (C) complies with the notice procedures set forth in paragraph (b)(2) of this section 1.4. If a special meeting of stockholders is called to elect one or more directors to the board of directors, any stockholder entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice containing the information and as otherwise required by paragraph (b)(2) of this section 1.4 is delivered to the secretary at the principal executive offices of the corporation not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting. The public announcement of an adjournment or postponement of a special meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(2) For nominations to be properly brought before a special meeting by a stockholder pursuant to clause (ii) of paragraph (b)(1) of this section 1.4, the stockholder’s notice must contain the information required by paragraph (c) of this section 1.4.

(c) Information Required in Stockholder Notice. A stockholder notice given pursuant to paragraph (a) or (b) of this section 1.4 shall contain the following information:

(1) As to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) (and be accompanied by such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2) as to any other business the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting the business at the annual meeting and any material interest in the business of such stockholder and any beneficial owner on whose behalf the proposal is made; and

(3) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, (i) the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner, (ii) the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination, and (iv) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies from stockholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director of the corporation

(d) General.

(1) Only persons nominated in accordance with the procedures set forth in this section 1.4 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section 1.4. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to (i) determine whether a nomination or any business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this section 1.4 and (ii) if any proposed nomination or business is not in compliance with this section 1.4 (including whether the stockholder or any beneficial owner on whose behalf the nomination or proposal is made solicits (or is part of a group which solicits), or fails to so solicit (as the case may be), proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (3)(iv) of section (c) of this section 1.4), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

(2) For purposes of this section 1.4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) A stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to the matters set forth in this section 1.4. Nothing in this section 1.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

1.5 Conduct of Meetings.

(a) Chairman of the Meeting. The chief executive officer shall be the chairman and preside over meetings of stockholders unless another chairman is designated by the board of directors. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the chairman of the meeting and announced at the meeting.

(b) Rules and Regulations. The board of directors may adopt by resolution any rules and regulations for the conduct of the meeting of stockholders as it deems appropriate. Except to the extent inconsistent with rules and regulations as adopted by the board of directors, the chairman of any meeting of stockholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for its commencement; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent otherwise determined by the board of directors or the chairman of the meeting, meetings of stockholders are not required to be held in accordance with the rules of parliamentary procedure.

(c) Adjournment. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date and place, and notice need not be given of any such adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs. The stockholders present at a meeting shall not have authority to adjourn the meeting. At the adjourned meeting at which a quorum is present, the stockholders may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.6 Quorum. The holders of a majority of the corporation’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Article II

Board of Directors

2.1 Number and Term. The number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated, except that in the absence of any such designation, such number shall be at least one but no more than eleven. Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided in these bylaws or required by law. Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

2.2 Regular Meetings. A regular meeting of the board of directors shall be held without notice other than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

2.3 Special Meetings. Special meetings of the board of directors may be called by the chief executive officer or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place in or out of Delaware as the place for holding any special meeting of the board of directors called by them.

2.4 Notice. Notice of the date, time and place of any special meeting of the board of directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, fax, e-mail, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director.

2.5 Directors Emeritus. The board of directors may appoint one or more former directors of the corporation to serve as directors emeritus. A director emeritus may be appointed to serve on a committee of the board of directors. A director emeritus may resign at any time and may be removed by the board of directors at any time with or without cause. The term of a director emeritus shall commence upon appointment and continue for one year or until resignation or removal of the director emeritus. The position of director emeritus shall be advisory in nature only, and a director emeritus shall have no vote or right to consent on any action taken by the board of directors. A director emeritus shall have no duties or obligations to the corporation or its shareholders as a director of the corporation, whether pursuant to the Delaware General Corporation Law (“DGCL”) or otherwise. Subject to an express determination of the board of directors to the contrary, whether generally or in a specific instance, a director emeritus shall have the right to receive notice of and to attend all meetings of the board of directors or of any committee to which the director emeritus has been appointed, provided that the failure to provide notice of a meeting of the board of directors or of a committee to a director emeritus pursuant to this Section shall not affect the validity of any action taken at that meeting. Subject to an express determination of the board of directors to the contrary, whether generally or in a specific instance, a director emeritus shall have the same rights to inspect the records of, or to request information about, the corporation as any other director of the corporation acting in the capacity of a director. A director emeritus shall not be counted for purposes of determining the number of directors of the corporation or the existence of a quorum for transaction of business at a meeting of the board of directors or any committee. By resolution of the board of directors, a director emeritus may be paid reasonable compensation for services on the board of directors or any committee and the expenses of the director emeritus in attending meetings.

Article III

Officers

3.1 Appointment. The board of directors at its first meeting following its election each year shall appoint a president and a secretary. The board of directors may appoint any other officers, assistant officers and agents. The chief executive officer of the corporation may appoint any assistant secretary or any vice president. Any two or more offices may be held by the same person.

3.2 Compensation. The corporation may pay its officers reasonable compensation for their services as fixed from time to time by the board of directors.

3.3 Term. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.4 Removal. Any officer or agent appointed by the board of directors or the chief executive officer may be removed by the board of directors at any time with or without cause.

3.5 Vacancies. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the board of directors or, if permitted pursuant to Section 3.1, the chief executive officer.

3.6 Chief Executive Officer. Unless otherwise determined by the board of directors, the chief executive officer, if an officer with that title is appointed, shall be the chief executive officer of the corporation and, subject to the control of the board of directors, shall be responsible for the general operation of the corporation. The chief executive officer shall have any other duties and responsibilities prescribed by the board of directors. Unless otherwise determined by the board of directors, the chief executive officer shall have authority to vote any shares of stock owned by the corporation and to delegate this authority to any other officer.

3.7 President. If no other officer is serving as the chief executive officer of the corporation, the president shall be the chief executive officer of the corporation and, subject to the control of the board of directors, shall be responsible for the general operation of the corporation. The president shall have any other duties and responsibilities prescribed by the board of directors or by the officer designated as chief executive officer by the board of directors.

3.8 Vice Presidents. Each vice president shall perform duties and responsibilities prescribed by the board of directors or the chief executive officer. The board of directors or the chief executive officer may confer a special title upon a vice president.

3.9 Secretary. The secretary shall record and keep the minutes of all meetings of the directors and stockholders in one or more books provided for that purpose and perform any duties prescribed by the board of directors or the president.

Article IV

Indemnification

4.1 Directors and Executive Officers. The corporation shall indemnify its directors, executive officers and other officers designated by the board of directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors, executive officers and other designated officers; and, provided, further, that the corporation shall not be required to indemnify any director, executive officer and other designated officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) the indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under section 4.4.

4.2 Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The board of directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the board of directors shall determine.

4.3 Expenses.

(a) The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the corporation or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following a request therefor, all expenses incurred by any director, executive officer and other designated officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director, executive officer and other designated officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IV or otherwise.

(b) Notwithstanding the foregoing, unless otherwise determined pursuant to section 4.5 of this Article IV, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

4.4 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors, executive officers and other designated officers under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director, executive officer or other designated officer. Any right to indemnification or advances granted by this Article IV to a director, executive officer or other designated officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in the DGCL or any other applicable law nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

4.5 Non-Exclusivity of Rights. The rights conferred on any person by this bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances to the fullest extent not prohibited by the DGCL or by any other applicable law.

4.6 Survival of Rights. The rights conferred on any person by this bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

4.6 Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IV.

4.7 Amendments. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

4.8 Saving Clause. If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article IV that shall not have been invalidated or by any other applicable law. If this Article IV shall be invalid due to the application of the indemnification provisions of another jurisdiction, the corporation shall indemnify each director, executive officer and other designated officer to the full extent under any other applicable law.

4.9 Certain Definitions. For purposes of this bylaw, the following definitions shall apply:

(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the “corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(d) The term “executive officer” includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer identified as an executive officer in reports the corporation files under the Exchange Act.

(e) References to a “director”, “executive officer”, “officer”, “employee” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(f) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article IV.

Adopted:	June 2, 2004
Amended:	July 16, 2004
Amended:	October 25, 2006